UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 22, 2017

ROCKWELL MEDICAL, INC.
(Exact name of registrant as specified in its charter)

Michigan	000-23661	38-3317208
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

30142 Wixom Road, Wixom, Michigan	48393
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code  (248) 960-9009

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01                                           Entry into a Material Definitive Agreement.

On November 22, 2017, Rockwell Medical, Inc. (the “Company”) entered into a Settlement and Standstill Agreement (the “Settlement Agreement”) with Richmond Brothers, Inc., Mark H. Ravich, who currently serves as a director of the Company, and the other persons identified on Appendix A thereto (collectively, the “Shareholder Group”), to settle claims made by the parties in an action filed in the United States District Court for the Eastern District of Michigan (the “Litigation”). The Settlement Agreement provides, among other things, that:

•                  The parties mutually release each other with respect to all claims based on any matter occurring prior to the date of the Settlement Agreement.

•                  The parties will jointly request dismissal of the Litigation with prejudice.

•                  The Company will reimburse the Shareholder Group for documented third-party expenses incurred in connection with the Litigation and/or the proxy contest related to the 2017 Annual Meeting of Shareholders in an aggregate amount not to exceed $895,000.

•                  The Shareholder Group, until the earlier of (a) December 31, 2018 or (b) 30 days prior to the deadline established pursuant to the Company’s Bylaws for the submission of shareholder nominations for directors at the 2019 Annual Meeting of Shareholders (the “Covered Period”), agrees to cause any securities of the Company which it is entitled to vote to be present and generally to be voted at any meeting of shareholders (including the 2018 Annual Meeting of Shareholders): (i) in favor of each director nominated by the Company’s Board of Directors (the “Board”) for election at such meeting; (ii) against any proposals or resolutions to remove any member of the Board (unless supported by the Board); and (iii) in accordance with the Board’s recommendations for each and every other proposal by the Board subject to a shareholder vote at such meeting; provided, however, the Shareholder Group will be permitted to vote in accordance with recommendations (other than the election or removal of directors, or a plan for equity-based compensation that is an Independent Director Approved Plan (as defined in the Settlement Agreement)) made by the proxy advisory firms identified in the Settlement Agreement in the event the recommendations by both of the identified firms are contrary to the Board’s recommendations and will be permitted to vote in its sole discretion with respect to any publicly announced proposals relating to a merger, acquisition, disposition of all or substantially all of the assets of the Company or other business combination involving the Company requiring a vote of shareholders of the Company.

•                  The Shareholder Group will be bound by various standstill provisions during the Covered Period limiting its ability to, among other things, solicit proxies, act in concert with third parties, seek to effect or facilitate an acquisition of the Company, call a special meeting, seek to cause shareholders to take action by consent without a shareholders meeting, initiate or encourage litigation against the Company, take certain governance-related actions, purchase additional shares of Company stock above certain limitations, or make certain public statements or disclosures.

•                  The Board will add one additional director by February 15, 2018 (the “Additional Director”). In the event the Board does not add the Additional Director by that date, the persons identified in the Settlement Agreement as the “Richmond Group” may nominate directors by February 28, 2018 for election at the 2018 Annual Meeting of Shareholders.

•                  John G. Cooper, who currently serves as a member of the Board, or the Additional Director will be named as Lead Independent Director by February 15, 2018.

•                  A new Chairperson of the Company’s Governance and Nominating Committee will be appointed no later than December 7, 2017.

•                  During the Covered Period, the Board may not increase in size beyond seven members without the approval of at least four Board members.

•                  The parties will not disparage each other.

The foregoing summary does not purport to be a complete description of the terms of the Settlement Agreement and is qualified in its entirety by reference to the full text of the Settlement Agreement, a copy of which is attached hereto as Exhibit 10.72.

Item 9.01.                                        Financial Statements and Exhibits.

Exhibit	Description
10.72	Settlement and Standstill Agreement, dated November 22, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROCKWELL MEDICAL, INC.

Date: November 29, 2017	By:	/s/ Thomas E. Klema
Thomas E. Klema
Its: Chief Financial Officer